Exhibit 99.1

i-80 Gold Announces Positive Feasibility Study and Initial Mineral Reserves for

Granite Creek Underground; After-Tax NPV(5%) of $118 Million at $2,750/oz Au

Increasing to $598 Million at $4,500/oz Au

Unless otherwise stated, all amounts referred to herein are in U.S. dollars.

TORONTO, ON, September 21, 2026 – i-80 GOLD CORP. (NYSE:IAUX) (TSX:IAU) (“i-80 Gold”, or the “Company”) is pleased to announce the results of a feasibility study for the high-grade Granite Creek underground gold project (“Granite Creek Underground” or the “Project”). The Project is situated at the intersection of the highly prolific Battle Mountain-Eureka and Getchell gold trends in northern Nevada, USA. Granite Creek Underground is currently ramping up production and is expected to produce between 30,000 to 40,000 ounces of gold in 2026.

The results announced in this press release are supported by two technical reports prepared for Granite Creek Underground: (1) a technical report prepared under National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) which, in the opinion of the qualified persons, constitutes a feasibility study under NI 43-101 (the “NI 43-101 FS” or the “FS”); and (2) a technical report summary prepared under Subpart 1300 of Regulation S-K (“S-K 1300”) which, in the opinion of the qualified persons, constitutes a pre-feasibility study under S-K 1300 (the “S-K 1300 PFS” and, together with the NI 43-101 FS, the “Technical Reports”). The Technical Reports are based on the same underlying technical and economic data and analysis but have different study classifications resulting from differences in the substantive criteria applied under each of S-K 1300 and NI 43-101. As a result, the same body of technical work satisfies the definition of a feasibility study under NI 43-101 but constitutes a pre-feasibility study under S-K 1300. The mineral resource and mineral reserve estimates and the project economics presented in the Technical Reports are derived from the same underlying technical and economic work.

“The Granite Creek Underground Feasibility Study outlines robust project economics based on a significantly expanded mineral resource base, increased production rate, and longer mine life relative to the preliminary economic assessment (“PEA”)(1) published in March 2025, despite over a year of mining depletion and only a modest drilling program focused primarily on infill drilling to support the FS,” stated Richard Young, President & CEO. “The drill program successfully delineated and expanded the mineralized zones, demonstrated continuity within the mineralized structures, and identified a number of additional prospective targets that suggest the potential for further mineral resource growth. The Project is expected to be a key source of feed for our wholly owned Lone Tree autoclave and carbon-in-leach processing plant for many years to come, together with mineralized material from Archimedes underground where production mining is expected to commence later this year. With the Lone Tree Plant anticipated to be operational by the end of 2027, these assets are expected to support i-80 Gold’s transformation into a Nevada-focused mid-tier producer generating strong free cash flow.”

Granite Creek Underground Feasibility Study Highlights

•	Initial Proven and Probable Mineral Reserves of 2.20 million tonnes (“Mt”) grading 7.87 grams per tonne (“g/t”) gold (“Au”) containing 556,500 ounces (“oz”) of gold (“Au”).

•

Measured and Indicated underground Mineral Resources increased by 229% to 3.73 Mt grading 7.17 g/t Au containing 859,500 oz Au, compared to the PEA(1); Inferred Mineral Resources decreased by 38% to 0.89 Mt grading 7.06 g/t Au containing 202,800 oz Au as the infill program converted a portion of Inferred Mineral Resources into the higher classification categories.(2)

1 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

•	Mine life of approximately 8.5 years (the “LOM”) supported by successful South Pacific Zone drill results and improved resource definition, after accounting for 15 months of mining since the PEA.(3)

•	At a base case gold price of $2,750/oz, total undiscounted after-tax cash flow of $153 million with an after-tax net present value(5%) (“NPV”) of $118 million.(3)

•	At an illustrative spot gold price sensitivity of $4,500/oz, total undiscounted after-tax cash flow of $744 million with an after-tax NPV(5%) of $598 million.(3)

•	At an illustrative gold price sensitivity of $6,000/oz, total undiscounted after-tax cash flow of $1.2 billion with an after-tax NPV(5%) of $985 million.(3)

•

Annual gold production of approximately 75,000 oz for the five-year period from 2028 to 2032, following completion of the Company’s Lone Tree Plant refurbishment, representing an increase of approximately 15,000 oz Au per year compared to the PEA.(1)

•

Estimated cash costs(4) of $1,827/oz and all-in-sustaining costs (“AISC”)(4,5) of $1,915/oz for the five-year steady-state period following commissioning of the Lone Tree Plant (2028 to 2032), excluding the allocated Lone Tree Plant refurbishment capital.

•

Lower sustaining capital of $83 million compared to the PEA,(1) despite increased development at depth, higher planned tonnage, and additional equipment following successful South Pacific Zone drilling, as well as an expanded infill drilling program and water treatment infrastructure.

•

Optimized processing strategy whereby refractory and oxide ores are expected to be processed by a third-party through mid-2027, followed by approximately six months of stockpiling prior to the planned fourth quarter 2027 commissioning of the Company’s wholly owned Lone Tree autoclave and carbon-in-leach plant at significantly lower processing costs.

•

Ongoing 2026 infill and step-out drilling supports continued reserve development and resource growth in the South Pacific, Rangefront, Otto and Ogee zones, with the high-grade portion of CX Zone targeted for further evaluation as part of an anticipated extensive multi-year drill program planned to commence in 2027.

Table 1: Granite Creek Underground FS Key Operating and Financial Metrics

	Unit
Project Economics
Gold Price	$/oz	$2,750
Pre-Tax NPV(5%)(3)	$M	$138
After-Tax NPV(5%)(3)	$M	$118
After-Tax Cash Flow(3)	$M	$153
Production Profile
Mine Life	years	8.5
Total Ore Mined	000s tonnes	2,172
Mined Ore Grade	g/t Au	7.88
Total Stockpile Processed	000s tonnes	26
Total Ore Processed	000s tonnes	2,198
Gold Grade Processed	g/t Au	7.87
Total Gold Contained	000s oz	556
Average Gold Recovery	%	87%
Total Gold Recovered	000s oz	485
Average Annual Gold Production (2028-2032)	000s oz	75.1
Average Annual Gold Production (LOM)	000s oz	53.9
Unit Operating Costs
LOM Operating Cost
Mining (ore and waste)	$/t mined	$182

2 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Processing (refractory and oxide)	$/t milled	$122
Transportation & Power Costs	$/t milled	$31
Surface Op Costs	$/t mined	$54
G&A, Taxes and Royalties(7)	$/t milled	$71
Total Cash Costs - LOM(4)	$/oz	$2,076
Total Cash Costs - (2028-2032)(4)	$/oz	$1,827
All-in Sustaining Costs - LOM(4,5) (Excl. Lone Tree Refurbishment Capital)	$/oz	$2,273
All-in Sustaining Costs - (2028-2032)(4,5) (Excl. Lone Tree Refurbishment Capital)	$/oz	$1,915
Total Capital Costs
Sustaining Capital	$M	$82.9
Lone Tree Autoclave Capital Allocation	$M	$49.3
Closure Costs	$M	$12.7
Total Capital & Closure Costs	$M	$144.9

For detailed metrics presented on an annual basis, see the Granite Creek Underground Detailed Cash Flow Model in Table 1 in the Appendix.

“The FS incorporates several improvements relative to the PEA,(1) including an optimized mine design, improved geological definition, increased mining flexibility, and additional working faces particularly within the Ogee Zone,” stated Paul Chawrun, EVP & COO. “Successful infill and definition drilling within the South Pacific Zone closed mineralized gaps, improved continuity, and upgraded the existing mineral resources into higher-confidence categories, supporting a larger mineable inventory and longer mine life following over a year of mining. Improved geological definition also increased the number of available ore faces and increased total ore mined, contributing to higher planned production and reduced waste development. These improvements are further supported by ongoing infrastructure upgrades, including increased water treatment and dewatering capacity, and ventilation optimization.”

Mr. Chawrun added, “The Study also incorporates an optimized processing strategy which includes stockpiling the Project’s sulfide and oxide ore ahead of the planned commissioning of the Lone Tree Plant in the fourth quarter of 2027. This strategy is expected to increase the amount of Granite Creek ore processed at the Lone Tree Plant at more favorable processing costs, while reducing reliance on third-party processing.”

Initial Mineral Reserve Estimate and Updated Mineral Resource Estimate

The updated underground mineral resource estimate included in the FS incorporates approximately 36,470 meters of drilling from 164 core holes conducted between 2023 through the end of 2025, relative to the resource estimate that formed the basis of the PEA published in March 2025.(1) Numerous step-out drill holes have resulted in a larger mineralized envelope, while infill drilling increased definition and confidence in the mineral resource and supported conversion of a majority of the resource to mineral reserves. Relative to the PEA mineable resources, and accounting for mining depletion in 2025 and a portion of 2026, approximately 65,000 ounces have been added to mineral inventory (see Figures 1 and 2).(3)

The FS includes an initial mineral reserve estimate of 556,500 oz Au at 7.87 g/t Au in the proven and probable categories (see Table 2). The updated underground mineral resource estimate includes 859,500 oz Au at 7.17 g/t Au in the measured and indicated categories, and an additional 202,800 oz at 7.06 g/t Au in the inferred category (see Table 3).(2) These mineral resources are hosted within the Ogee, Otto and South Pacific zones (see Figures 3 and 4). Relative to the PEA,(1) measured and indicated resources increased by 229%, while inferred resources decreased by 38% as material was converted into higher classification categories.

3 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

The resource estimate was prepared using stope optimization software which is in line with industry recommended best practices for the assessment of the in-situ mineralization which satisfies the reporting criteria of the Reasonable Prospects for Eventual Economic Extraction (RPEEE). Additionally, a more conservative approach was applied to establish the creation of grade shell domains to match current mining methods, resulting in lower grades than in the previously published PEA. These updated grades are in line with the average grade currently mined at Granite Creek and are believed to more accurately reflect the expected grades of the orebody.

Exploration

The ongoing 2026 exploration program includes a combination of infill drilling to support continued reserve development for optimized ongoing mine operations and step-out drilling to expand the current and known mineralization within the South Pacific Zone, which remains open to the north and at depth, and the Rangefront, Otto, and Ogee zones.

Additional near-mine exploration targets include the CX Zone beneath the historical CX pit, which is not currently included in the underground mineral resource. Previous drilling in the CX Zone includes high-grade intercepts from legacy holes, including 18.0 g/t Au over 9.1 m in hole HPR 078 and 15.3 g/t Au over 9.1 m in RHC-1763, and i-80 hole of 36.4 g/t Au over 9.1 m in iGM21-06.(9) A successful drill program in the CX Zone has the potential to add high-grade ounces to the mineral resource and near-term mine plan. The Company intends to evaluate the high-grade portion of the CX Zone as an underground target as part of an anticipated extensive multi-year drill program planned to commence in 2027. Multiple near-mine targets are still to be evaluated over a multi-year drill program with the potential to extend the mine life.

Table 2: Granite Creek Underground Mineral Reserve Estimate as of March 31, 2026(2)

Mineral Reserves
Classification	Domain	Tonnage (000s tonnes)	Au Grade (g/t)	Au Contained (000s oz)
Proven	Ogee	71	9.34	21.2
	Otto	171	7.04	38.7
	South Pacific	40	11.21	14.5
	Stockpile	26	7.33	6.2

	Total	308	8.13	80.6

Probable	Ogee	88	7.95	22.4
	Otto	366	6.70	78.8
	South Pacific	1,437	8.11	374.7

	Total	1,890	7.83	475.9

Proven and Probable	Ogee	158	8.57	43.6
	Otto	537	6.81	117.6
	South Pacific	1,477	8.19	389.2
	Stockpile	26	7.33	6.2

	Total	2,198	7.87	556.5

Notes:

1.

All figures are rounded to reflect the relative accuracy of the estimates. Totals may not sum due to rounding. Mineral Reserves have been stated on the basis of a mine design, mine plan, and economic model.

2.

Mineral Reserves are reported using a stope center of gravity (“CoG”) range of 4.42 g/t (0.13 oz/st) Au – 6.41 g/t (0.19 oz/st) Au and an incremental processing CoG range of 1.51 g/t (0.04 oz/st) Au – 2.91 g/t (0.08 oz/st) Au depending on the processing method. The CoG calculations assume a US$2,500/oz Au price, and 60% to 92% metallurgical recovery depending on the processing method applied.

3.

Operating costs include mining (US$190.18/tonne), processing (US$59.94/tonne to US$131.13/tonne), G&A (US$22.29/tonne), shipping costs (US$16.04/tonne). Additionally, a 6% royalty and 0.75% excise tax are applied, along with treatment/refinery charges of US$1.85/oz Au.

4.	The reserves are mined using the underhand drift and fill method with cemented waste rock backfill. Mining dilution of 10% is included in the reserve at zero grade.

5.	Stockpile mineral reserves reflect ore mined and placed on surface stockpiles prior to the effective date of the FSand not yet processed.

6.	The Mineral Reserves were estimated by Anton Chan, B.Eng, M.Sc., P.Eng, MMSAQP (#01546QP) of SRK Consulting, U.S. (Inc.), a Qualified Person under NI 43-101 and S-K 1300.

All reported underground mineral reserves are fully attributable to the Company.

4 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Table 3: Granite Creek Underground Mineral Resource Estimate as of March 31, 2026.(2)

Mineral Resource Estimate
Classification	Zone	Tonnage (000s tonnes)	Attributable Tonnage (000s tonnes)	Au Grade (g/t)	Contained Au (000s oz)	Attributable Contained Au (000s oz)
Measured	Ogee	231	231	7.88	58.6	58.5
	Otto	310	310	6.69	66.6	66.6
	South Pacific	65	65	9.85	20.7	20.7

	Total	606	606	7.49	145.9	145.8

Indicated	Ogee	322	321	7.06	73.0	72.9
	Otto	746	746	6.26	150.2	150.2
	South Pacific	2,055	2,055	7.42	490.4	490.4

	Total	3,122	3,122	7.11	713.6	713.5

Measured & Indicated	Ogee	553	552	7.40	131.6	131.4
	Otto	1,056	1,056	6.39	216.8	216.8
	South Pacific	2,120	2,120	7.50	511.1	511.1

	Total	3,729	3,728	7.17	859.5	859.3

Inferred	Ogee	39	38	6.70	8.3	8.3
	Otto	425	425	7.63	104.4	104.4
	South Pacific	429	418	6.53	90.1	87.4

	Total	893	882	7.06	202.8	200.1

Notes:

1.

Mineral Resources, which are not Mineral Reserves, do not have demonstrated economic viability. The estimate of Mineral Resources may be materially affected by environmental, permitting, legal, title, market or other relevant issues. The deposit has been classified as Measured, Indicated and Inferred based on confidence in the geological model and drill spacing. The quantity and grade of reported Inferred resources are uncertain in nature, and there has not been sufficient work to define these Inferred Mineral Resources as Indicated or Measured resources. There is no certainty that any part of a mineral resource will ever be converted into mineral reserves.

2.	Mineral Resources are reported on an inclusive basis with units reported in in Metric Tonnes, grade is reported in grams/tonnes, and metal in 000’s troy ounces.
3.

Mineral Resources are reported within mineable stopes which have been defined based on metal price assumptions,* variable metallurgical recovery assumptions, mining costs, processing costs, shipping, G&A costs. Metal Pricing is based on Gold (US$3,000 /oz). Other key assumptions include:

*	Mining Costs (US$/t 190.18);

*	Autoclave Processing Cost (US$/t 131.13), Low-grade Oxide (US$/t 59.94)

*	Autoclave Recoveries ranging 77.6%-93.4% (average 87.6%) and Oxide recoveries ranging 60.0%-87.4% (average 68.9%);

*	Shipping Costs (US$/t 16.04) and G&A Costs (US$/t 22.29);

*	Totaling US$/t 281.45 – 359.64 for underground mining and processing;

*	Based on the variable recoveries an average cut-off grade of 3.75 - 9.81 g/t (0.286 oz/st) has been used reporting.

4.	Mineral Resources have been depleted for previous underground mining activity, and reported on an attributable basis.
5.

Mineral Resources are based on validated data, which have been subjected to quality analysis/quality control (QA/QC) analysis, using capped, composited samples at 2 m (5ft) intervals. Estimation has been completed using a combination of OK and IDW estimation methodologies and classified based on confidence in the underlying data and drill spacing. Mineral resource tonnages have been rounded to reflect the precision of the estimate.

6.	The Mineral Resources were estimated by Benjamin Parsons, BSc, MSc Geology, MAusIMM (CP#222568) of SRK Consulting, U.S. (Inc.), a Qualified Person under NI 43-101 and S-K 1300.
7.	Rounding of some figures may lead to minor discrepancies in totals.

Reported underground and open pit mineral resources for the Granite Creek Property are 100% attributable to the Company with the exception of a fee parcel and certain unpatented mining claims, which resources are 91.67% attributable to the Company.

5 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Figure 1: PEA vs FS Mineral Resource Comparison(3)

Note to chart above: The FS applies a base case gold price assumption of $2,750/oz, compared with $2,175/oz in the PEA.(1)

Figure 2: Granite Creek Underground Mineral Resource Reconciliation (PEA to FS)(3)

6 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Figure 3: Granite Creek Underground Project Plan View

7 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Figure 4: Granite Creek Underground Longitudinal Section

8 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Economic Analysis

The Project leverage to the gold price is included in Table 4, which outlines the after-tax valuation in relation to fluctuations in the gold price. These selected gold price cases are illustrative sensitivities and not forecasts, and hold the reserve estimate, mine plan and other material assumptions constant.

Table 4: Granite Creek Underground Gold Price Sensitivity After-Tax Analysis

	Gold Price ($/oz)
			$2,500	$2,750 (Base Case)	$3,000	$4,000	$4,500	$5,000	$5,500	$6,000
After-Tax NPV5%	$	M	$41	$118	$193	$467	$598	$727	$856	$985
Undiscounted Cash Flow	$	M	$59	$153	$246	$584	$744	$904	$1,063	$1,223
Net Profit Interest(7)	$	M	0	0	0	$29	$50	$71	$92	$114
2028-2032 AISC(4,5) (Excl. Lone Tree Plant Refurbishment Capital)	$	/oz	$2,254	$2,273	$2,293	$2,430	$2,512	$2,595	$2,678	$2,761
LOM AISC(4,5) (Excl. Lone Tree Plant Refurbishment Capital)	$	/oz	$1,896	$1,915	$1,935	$2,071	$2,161	$2,251	$2,340	$2,430

Project Overview

Granite Creek Underground is a fully permitted, constructed and operating gold mine currently ramping up towards steady-state production. It is the first brownfield project to be redeveloped under the Company’s development plan. The broader Granite Creek property (the “Property”) also hosts the Granite Creek open pit oxide deposit adjacent to the underground mine, which is currently advancing through early-stage permitting and technical work. Situated in the Potosi mining district, the Property lies approximately 43 kilometers northeast of Winnemucca, within Humboldt County, Nevada at the intersection of the highly prolific Battle Mountain-Eureka and Getchell gold trends. Adjacent to the Property is Nevada Gold Mines’ Turquoise Ridge Complex where Barrick Mining Corporation has reported approximately 19.3 million ounces in measured and indicated mineral gold resources and 2.4 million ounces in inferred mineral gold resources(8) (see Figure 5).

Since 1980, the Property has produced approximately one million ounces of gold from both underground and open pit mining. The current underground minerals resources are primarily hosted adjacent to, but independent of, the past-producing open pits on the Property. Additionally, the Property hosts the Mag and CX oxide open pit resources.

9 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Figure 5: Regional Map of i-80 Gold Assets in Northern Nevada

Geology and Mineralization

Mineralization at Granite Creek Underground is Carlin-type, with gold hosted in fine-grained arsenian pyrite similar to the nearby deposit at the Turquoise Ridge Complex. The primary host rocks at the Project are interbedded shale, siltstone, and limestone of the Ordovician Comus Formation. Higher-grade mineralization is found underground, proximal to the Cretaceous Osgood Mountains stock where the Comus Formation has been metamorphosed to marble and hornfels. Mineralization is strongly structurally controlled, typically by inverted thrust faults trending north to northeast. The Company has conducted significant exploration since acquiring the property in 2021 which led to the discovery of the South Pacific Zone, a northeastern extension of the existing underground deposit.

Mining

Granite Creek Underground is currently ramping up production and is expected to achieve commercial production in late 2026. The mine currently produces approximately 540 tonnes of ore per day and is operated by a local mining contractor with more than three decades of underground mining experience in northern Nevada. The mining rate is expected to rise to approximately 900 tonnes per day at full production supporting higher gold production. The FS outlines an updated mine life of approximately 8.5 years with annual steady state gold production of approximately 75,000 ounces. The FS incorporates the Project’s current operating costs, outlined in Table 5 and the Appendix.

10 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Underground access is through portals located in the north wall of the CX pit. The main decline provides personnel and equipment access to all areas of the mine and can accommodate 30-ton haul trucks. Mining will be conducted using underhand drift and fill methods with cemented waste rockfill optimized for the Project’s ground conditions. Production drifts are 15 feet x 15 feet with a 14% decline. Mining of the Ogee and Otto zones are between the 4,790-foot level and 4,150-foot level and the decline to the South Pacific Zone is developed to the 3,950-foot level. Fresh air comes in from a fresh air portal at the bottom of the CX pit and is connected to the various workings through raises. The haulage ramp serves as an exhaust drift.

Production drift widths will be maintained at 15 feet or less to minimize dilution and enhance recovery. Underhand drift and fill mining is well suited for the ground conditions at the Project and allows for a high degree of selectivity, productivity, and safety for mine personnel. This mining method also results in backfill with superior geotechnical quality compared to the in-situ rock.

Processing

Metallurgical testing has demonstrated that the Ogee, Otto and South Pacific zones at Granite Creek Underground contain predominantly single refractory material and require an oxidation process to increase gold extraction using cyanidation. While samples responded to both alkaline and acid pressure oxidation, significant metallurgical testing has demonstrated that an acidic autoclave environment achieved higher sulfide oxidation and superior gold recovery rates. These results confirm that the Project’s ore can be processed via the Lone Tree Plant’s acid pressure oxidation (“POX”) conditions once the Plant is recommissioned.

The FS incorporates an updated processing strategy that assumes third-party toll milling arrangements and associated over-the-road trucking costs through to mid-2027. To maximize the proportion of Granite Creek Underground sulfide material processed at the Company’s Lone Tree Plant and reduce reliance on third-party processing, the mine plan assumes the stockpiling of sulfide refractory material beginning approximately six months prior to the planned commissioning of the Company’s wholly owned Lone Tree Plant in late 2027. Beginning in 2028, the FS incorporates the anticipated lower processing costs associated with hauling refractory ore and processing it through the Lone Tree Plant.(6) The acidic environment has higher operating costs versus alkaline, however, the higher costs are mostly offset by higher recoveries. The PEA envisaged a combination of acidic and alkaline operating environment.

Oxide mineralization is present in all zones within all deposits. Mine operations to date have encountered a higher proportion of oxide ore than what has been defined in the resource estimate and FS. The oxide mineralization not accounted for in the FS presents an opportunity to process this material in the Lone Tree Plant throughout the LOM with lower overall operating costs. Work is underway to determine the cost benefit. The FS only incorporates a small component of oxide mineralization in the Ogee Zone. Oxide ore will be sold to a third party under an existing sales agreement until mid-2027 and then stockpiled similarly to the refractory ore. The oxide ore will be processed directly by the carbon-in-leach (“CIL”) circuit at the Lone Tree Plant, bypassing the POX circuit.

Ore at Granite Creek Underground is screened before shipping to remove oversize material, reducing the tonnes shipped and processed while increasing the grade delivered for processing. The potential economic benefits of this practice continue to be evaluated and were not incorporated into the FS, representing a potential opportunity for future optimization.

11 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

A LOM processing schedule is illustrated in Figure 6.

Table 5: LOM Mining and Processing Unit Costs

LOM Mining and Processing Unit Costs

Mining (ore and waste)	$	/t mined	$182
Surface Op Costs	$	/t mined	$54
Processing - Lone Tree Autoclave	$	/t milled	$105
Processing - Lone Tree Oxide	$	/t milled	$34
Transportation	$	/t milled	$16
Power Costs	$	/t milled	$15
G&A	$	/t milled	$23
Taxes and Royalties(7)	$	/t milled	$49

Total	$	/t milled	$458

Note to table above:

Numbers may not add up due to rounding and differences in $/t mined vs $/t milled.

Figure 6: LOM Annual Processing Schedule

Hydrology Update

Water inflow volumes to the mine have stabilized and continue to be managed well using the current underground pumping system, which presently operates near capacity. Work on an enhanced pumping system, that includes expanded sumps at lower levels and higher-capacity pumps, continues to advance. Pump installation will continue throughout the remainder of 2026 to increase overall water discharge capacity as the mine progresses at depth.

The current dewatering model estimates residual passive inflow into Granite Creek will exceed 2,500 to 2,700 gallons per minute until the additional dewatering wells advance below the current workings. The second water treatment plant has been constructed and is currently in commissioning, which is expected to increase surface water treatment capacity by approximately 3,500 gallons per minute to support the Company’s long-term groundwater management objectives.

Capital Costs

LOM sustaining capital is estimated at $82.9 million, including all surface and underground development. A Lone Tree Plant refurbishment capital allocation of $49.3 million, as well as a closure and reclamation costs of $12.7 million are also included in the total FS LOM capital cost (see Table 6). The Lone Tree autoclave refurbishment capital allocation of $49.3 million has been derived using a $25.97/tonne charge multiplied by the estimated total potential tonnage expected to be processed at the Lone Tree Plant (1.9 Mt) in the future from Granite Creek Underground.

12 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Table 6: LOM Capital Cost Summary

LOM Capital	($Millions)
Underground Mine Capital	$60.7
Surface Mine Capital*	$22.2

Sustaining Capital	$82.9

Lone Tree Plant Refurbishment Capital Allocation	$49.3
Closure and Reclamation Costs	$12.7

Total Capital	$144.9

*	Surface mine capital includes approximately $5.6 million of capitalized costs in connection with underground mine development.

Figure 7: LOM Annual Cash Flow at a Gold Price of $2,750/oz.

13 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Figure 8: Granite Creek Underground LOM Annual Cash Flow at a Gold Price of $4,500/oz.

Operating Costs

During the five years of steady-state production following the commissioning of the Company’s wholly-owned Lone Tree Plant (2028 to 2032), the FS estimates cash costs(4) of $1,827/oz Au and all-in sustaining costs(4,5) of $1,915/oz Au (see Table 7).

During the LOM, the FS estimates cash costs(1) of $2,076/oz Au and all-in sustaining costs(4,5) of $2,273/oz Au, which includes the earlier period of third-party toll milling prior to Lone Tree’s commissioning and the final two years when production is currently expected to wind down (see Table 8).

Table 7 outlines the operating costs during the first five years of steady-state production following the commencement of processing at the Lone Tree Plant, excluding the earlier years of third-party toll processing and the final two years of the LOM.

The annual cash waterfall above in Figures 7 and 8 demonstrates the importance of the planned refurbishment of the Company’s Lone Tree Plant and the ending of third-party toll milling, which is expected to increase production and cash flow beginning in 2028 once commissioned. Figure 9 illustrates operating costs over the Project’s estimated production profile.

Table 7: Total and Unit Operating Cost Summary: Five-Year Steady-State Period Following Lone Tree Plant Commissioning

2028 - 2032	Total Costs ($Millions)	Unit Cost ($/t)		Cost per Ounce ($/oz Au)
Cost Analysis (Base Case Scenario of $2,750/oz Au)
Mining (Ore and Waste)	$271	$172/t mined		$721
Processing (Refractory and Oxide)	$177	$104/t milled		$470
Transportation & Power Costs	$48	$29/t milled		$129
Surface Op Costs	$77	$49/t mined		$206
G&A, Taxes and Royalties(7)	$113	$67/t milled		$301

Total Operating Cost/Cash Costs(4)	$686	$405/t milled		$1,827

Sustaining Capital	$33	$20/t milled		$89
Lone Tree Plant Refurbishment Capital Allocation	$41	$26/t milled	*	$108
Closure Costs	$0	$0/t milled		$0
All-in Sustaining Costs(4)	$760	$449/t milled		$2,023
All-in Sustaining Costs(4,5) (Excluding Lone Tree Plant Refurbishment Capital)	$720	$425/t milled		$1,915

Notes to table above:

Numbers may not add up due to rounding and differences in $/t mined vs $/t milled.

*	Based solely on tonnes milled through the Lone Tree autoclave.

14 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Table 8: Total and Unit Operating Cost Summary: LOM

LOM	Total Costs ($Millions)	Unit Cost ($/t )	Cost per Ounce ($/oz Au)
Cost Analysis (Base Case Scenario of $2,750/oz Au)
Mining (Ore and Waste)	$396	$182/t mined	$816
Processing (Refractory and Oxide)	$268	$122/t milled	$552
Transportation & Power Costs	$69	$31/t milled	$142
Surface Op Costs	$118	$54/t mined	$243
G&A, Taxes and Royalties(7)	$157	$71/t milled	$323

Total Operating Cost/Cash Costs(4)	$1,008	$458/t milled	$2,076

Sustaining Capital	$83	$38/t milled	$171
Lone Tree Plant Refurbishment Allocation	$49	$26/t milled*	$102
Closure Costs	$13	$6/t milled	$26
All-in Sustaining Costs(4)	$1,153	$524/t milled	$2,375
All-in Sustaining Costs(4,5) (Excluding Lone Tree Plant Refurbishment Capital)	$1,103	$502/t milled	$2,273

Notes to table above: Numbers may not add up due to rounding and differences in $/t mined vs $/t milled. * Based solely on tonnes milled through the Lone Tree autoclave.

Figure 9: LOM Production and Cost Profile (Excluding Lone Tree Plant Refurbishment Capital Allocation)

Permitting

The Granite Creek Underground mine is fully permitted. The primary focus for the operations remains compliance and reporting requirements associated with existing site permits. Other than potential minor modifications to existing site permits for operational purposes, no other major permitting actions are expected in the foreseeable future.

Technical Disclosure and Qualified Persons

The Technical Reports focus solely on feasibility-level technical work for Granite Creek Underground. The Technical Reports do not update the work in the March 2025 PEA in respect of the Granite Creek open pit other than an updated mineral resource estimate, which remains subject to separate ongoing technical studies and permitting

15 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

activities. The updated Granite Creek open pit mineral resource estimate included in the Technical Reports accounted for an increase in gold price resulting in a larger optimized pit shell, equating to an increase in the overall open pit mineral resource inventory. The Technical Reports include an updated open pit resource estimate of 1,591,000 oz Au grading 0.97 g/t Au in the Measured and Indicated categories, and an additional 99,800 oz Au grading at 0.81 g/t Au in the Inferred category. There are no reserves for the open pit portion of the Technical Studies. These mineral resources are hosted within the A, B, CX and Mag pits. Relative to the PEA(1), Measured and Indicated resources increased by 11%, while Inferred resources increased by 33%.

The NI 43-101 FS technical report titled NI 43-101 Technical Report Feasibility Study for Granite Creek will be filed under the Company’s issuer profile on SEDAR+ at www.sedarplus.ca; and (ii) the S-K 1300 PFS technical report summary titled SEC Technical Report Summary Pre-Feasibility Study for Granite Creek will be filed on EDGAR at www.sec.gov. Both reports will be available on the Company’s website at www.i80gold.com.

The scientific and technical information contained in this press release has been prepared under the supervision of, and has been reviewed and approved by Benjamin Parsons, BSc, MSc Geology, MAusIMM (CP#222568) for Mineral Resources and Anton Chan, B.Eng (Mining), MS (Earth Science), P.Eng., MMSAQP (#01546QP) for Mineral Reserves, both of SRK Consulting (U.S.), Inc., and reviewed by Paul Chawrun P.Eng., EVP & COO, for the Company, who are all qualified persons within the meaning of NI 43-101 and S-K 1300. The gold price sensitivity analysis was prepared by the Company rather than SRK.

The Technical Reports will contain detailed descriptions of data verification, sampling and assay procedures, quality assurance and quality control measures, key assumptions, parameters, risks and other factors supporting the mineral resource and mineral reserve estimates and the economic analysis.

Inferred mineral resources are too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability, and there is no certainty that the results of the NI 43-101 FS or the S-K 1300 PFS will be realized.

Updated Timing of Cove Underground Project Technical Study

The upcoming feasibility-level technical study for the Company’s Cove underground project is now expected to be completed in the fourth quarter of 2026. The Company expects to announce the results and file the corresponding technical reports during the same quarter.

Endnotes

(1)

A Preliminary Economic Assessment (“PEA”) on the Granite Creek Property was previously prepared by the Company in accordance with NI 43-101 and the corresponding S-K 1300, each filed in March 2025. The FS focuses solely on feasibility-level technical work for Granite Creek Underground and does not update the previous work in the PEA in respect of the Granite Creek open pit, which remains subject to separate ongoing technical studies and permitting activities by the Company.

(2)

All reported mineral reserves for Granite Creek underground are fully attributable to the Company. All reported underground and open pit mineral resources are 100% attributable to the Company with the exception of a fee parcel and certain unpatented mining claims, which resources are 91.67% attributable to the Company.

(3)

The Mineral Reserve estimate is based on the Mineral Resource estimate depleted through March 31, 2026. The associated reserve mine plan therefore begins April 1, 2026. For purposes of the economic analysis, the reserve schedule was shifted one month such that the economic model begins May 1, 2026. This timing adjustment does not change the Mineral Reserve inventory, mine plan, or scheduled quantities, and does not result in double counting of production.

(4)	This is a non-GAAP measure. Please see the section titled “Non-GAAP Financial Performance Measures” below.
(5)

All-in sustaining costs presented exclude the allocation of Lone Tree Plant autoclave refurbishment capital. The Lone Tree autoclave capital allocation of $49.3M has been derived using a $25.97/tonne charge multiplied by the total tonnage processed at Lone Tree (1.90 million tonne).

(6)	Pending the successful completion of the refurbishment and commissioning of the Company’s Lone Tree autoclave and carbon-in-leach Plant.

16 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

(7)

Calculated based on a Base Case scenario of $2,750/oz; includes net profit interest (NPI) and refining. Royalties include a 10% NPI to Gold Royalty Corp. The illustrative NPI interests stated herein do not include the impacts of any future open pit projects on the Property, to which the NPI interest similarly applies. Payments made under the NPI are only made after recovery by the Company of all “recoverable costs” as further described under Chapter 4 of the NI-43-101 Study and Chapter 3 of the 1300 Study.

(8)

Turquoise Ridge Complex measured and indicated mineral gold resources are estimated at approximately 19.3 million ounces (approximately 117 Mt at 5.14 g/t Au), and inferred mineral gold resources are estimated at approximately 2.4 million ounces (approximately 29 Mt at 2.6 g/t Au) as at December 31, 2025, derived from Barrick Mining Corporation’s reported 61.5% attributable mineral resources for the Turquoise Ridge Complex as disclosed in its 2025 mineral reserve and mineral resource tables. Barrick owns 61.5% and operates Nevada Gold Mines, while Newmont Corporation owns the remaining 38.5%. No qualified person of the i-80 Gold has independently verified any mineral resource information in respect of the Turquoise Ridge Complex contained in this news release and such information is not necessarily indicative of the mineralization on the property subject to such technical reports.

(9)

These historical drill results were generated by Homestake Mining Company in 1997 and Pinson Mining Company in 1995 and were not generated by i-80 Gold. The results have been reviewed by Tyler Hill, VP Geology for the Company. No QA/QC data is available for these results, however these holes were found to be acceptable for use in the 2026 Granite Creek open pit resource estimate as conducted by Global Resource Engineering (GRE).

About i-80 Gold Corp.

i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a funded three-phase development plan to advance its high-quality asset portfolio. The Company is one of the largest mineral resource holders in the state with a pipeline of high-grade multi-stage projects strategically located in Nevada’s most prolific gold-producing trends. Leveraging its central processing facility following an anticipated refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the NYSE (NYSE: IAUX) and the Toronto Stock Exchange (TSX: IAU). For more information, visit www.i80gold.com.

For further information, please contact:

Leily Omoumi, SVP Corporate Development & Strategy

Caterina De Rosa, VP Investor Relations

1.866.525.6450

info@i80gold.com

17 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this release constitute “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws, including but not limited to, statements regarding the updated results of the Technical Studies , such as future estimates of internal rates of return, net present value, future production, estimates of cash cost, proposed mining plans and methods, mine life estimates, cash flow forecasts, metal recoveries, estimates of capital and operating costs, timing for permitting and environmental assessments, timing, completion and results of feasibility studies, and the size and timing of phased development of the Project. Furthermore, forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. With respect to this specific forward-looking information concerning the development of the Project, the Company has based its assumptions and analysis on certain factors that are inherently uncertain. Uncertainties include: (i) the adequacy of infrastructure; (ii) geological characteristics; (iii) metallurgical characteristics of the mineralization; (iv) the ability to develop adequate processing capacity; (v) the price of gold, silver and other commodities; (vi) the availability of equipment and facilities necessary to complete development; (vii) the cost of consumables and mining and processing equipment; (viii) unforeseen technological and engineering problems; (ix) natural disasters and/or accidents; (x) currency fluctuations; (xi) changes in regulations; (xii) the compliance by and/or key suppliers with terms of agreements; (xiii) the availability and productivity of skilled labour; (xiv) the regulation of the mining industry by various governmental agencies, including permitting and environmental assessments; (xv) the ability to raise sufficient capital to develop such projects; (xiv) changes in project scope or design; and (xv) political factors.

All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “continues”, “forecasts”, “projects”, “predicts”, “intends”, “anticipates” or “believes”, or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. Readers are cautioned that the assumptions used in the preparation of information, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, reliance should not be placed on forward-looking statements. The Company’s actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive therefrom. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including general economic and industry conditions, volatility of commodity prices, title risks and uncertainties, uncertainty in geological, metallurgical and geotechnical studies and opinions, and ability to access sufficient capital from internal and external sources such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive.

This release also contains references to estimates of mineral resources. The estimation of mineral resources is inherently uncertain and involves subjective judgments about many relevant factors. Mineral resources that are not mineral reserves do not have demonstrated economic viability. The accuracy of any such estimates is a function of the quantity and quality of available data, and of the assumptions made and judgments used in engineering and geological interpretation (including estimated future production from the Project, the anticipated tonnages and grades that will be mined and the estimated level of recovery that will be realized), which may prove to be unreliable and depend, to a certain extent, upon the analysis of drilling results and statistical inferences that may ultimately prove to be inaccurate. Mineral resource estimates may have to be re-estimated based on: (i) fluctuations in commodities prices; (ii) results of drilling, (iii) metallurgical testing and other studies; (iv) proposed mining operations, including dilution; (v) the evaluation of mine plans subsequent to the date of any estimates; and (vi) the possible failure to receive required permits, approvals and licenses or changes to existing mining licenses.

Forward-looking statements and information involve significant known and unknown risks and uncertainties, should not be read as guarantees of future performance or results and will not necessarily be accurate indicators of whether or not such results will be achieved. A number of factors could cause actual results to differ materially from the results expressed or implied by such forward-looking statements or information, including, but not limited to: the Company’s ability to finance the development of its mineral properties; assumptions and discount rates being appropriately applied to the FS and S-K 1300 Report, uncertainty as to whether there will ever be production at the Company’s mineral exploration and development properties; risks related to the Company’s ability to commence production at the Project and generate material revenues or obtain adequate financing for its planned exploration and development activities; uncertainties relating to the assumptions underlying resource and reserve estimates; mining and development risks, including risks related to infrastructure, accidents, equipment breakdowns, labor disputes, bad weather, non-compliance with environmental and permit requirements or other unanticipated difficulties with or interruptions in development, construction or production; the geology, grade and continuity of the Company’s mineral deposits; the uncertainties involving success of exploration, development and mining activities; permitting timelines; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; prices for energy inputs, labor, materials, supplies and services; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; unexpected cost increases in estimated capital and operating costs; the need to obtain permits and government approvals; material adverse changes, unexpected changes in laws, rules or regulations, or their enforcement by applicable authorities; the failure of parties to contracts with the Company to perform as agreed; social or labor unrest; changes in commodity prices; and the failure of exploration programs or studies to deliver anticipated results or results that would justify and support continued exploration, studies, development or operations. For a more detailed discussion of such risks and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, refer to i-80 Gold’s filings with Canadian securities regulators, including the most recent Annual Information Form, available on SEDAR+ at www.sedarplus.ca.

18 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Cautionary Note to U.S. Investors

The Company prepares its disclosure in accordance with the requirements of securities laws in effect in Canada, including NI 43-101. NI 43-101 and the U.S. Securities and Exchange Commission’s Regulation S-K 1300 have similar goals but at times embody different approaches and definitions. Accordingly, scientific and technical information contained in this press release, including any references to mineral resources and mineral reserves, may not be comparable to similar information disclosed by U.S. companies subject to the SEC’s disclosure requirements. Under Regulation S-K 1300, mineral resources are generally disclosed exclusive of mineral reserves, while NI 43-101 may permit inclusive presentation in a technical report if that treatment is clearly stated. Mineral resources that are not mineral reserves do not have demonstrated economic viability, and U.S. investors are cautioned not to assume that all or any part of the mineral resources referenced herein will be converted into mineral reserves. Please see “Risks Factors” in the Form 10-K for the fiscal year ended December 31, 2025 for more information regarding risks pertaining to the Company, which is available on EDGAR at www.sec.gov/edgar and SEDAR+ at www.sedarplus.ca. Readers are encouraged to carefully review these risk factors as well as the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. All forward-looking statements contained in this press release speak only as of the date of this press release or as of the dates specified in such statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Additional information relating to i-80 Gold can be found on i-80 Gold’s website at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar. The information included on, or accessible through, the Company’s website is not incorporated by reference into this press release.

Non-GAAP Financial Performance Measures

The Company has included certain terms or performance measures in this news release commonly used in the gold mining industry that are not defined under United States Generally Accepted Accounting Principles (“US GAAP”). This includes: all-in sustaining costs per ounce and cash cost per ounce – including and excluding the allocated Lone Tree Plant refurbishment capital. Non-IFRS/Non-GAAP financial performance measures do not have any standardized meaning prescribed under US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with US GAAP and should be read in conjunction with the Company’s financial statements. Because the Company has provided these measures on a forward-looking basis, it is unable to present a quantitative reconciliation to the most directly comparable financial measure calculated and presented in accordance with US GAAP without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various reconciling items that would impact the most directly comparable forward-looking US GAAP measure that have not yet occurred, are outside of the Company’s control and/or cannot be reasonably predicted. The cost build-ups in the accompanying tables show the principal components used to calculate the disclosed measures.

Definitions

“All-in sustaining costs” is a non-GAAP financial measure calculated based on guidance published by the World Gold Council (“WGC”). The WGC is a market development organization for the gold industry and is an association whose membership comprises leading gold mining companies. Although the WGC is not a mining industry regulatory organization, it worked closely with its member companies to develop these metrics. Adoption of the all-in sustaining cost metric is voluntary and not necessarily standard, and therefore, this measure presented by the Company may not be comparable to similar measures presented by other issuers. The Company believes that the all-in sustaining cost measure complements existing measures and ratios reported by the Company. All-in sustaining cost includes both operating and capital costs required to sustain gold production on an ongoing basis. Sustaining operating costs represent expenditures expected to be incurred at the Project that are considered necessary to maintain production. Sustaining capital represents expected capital expenditures comprising mine development costs, including capitalized waste, and ongoing replacement of mine equipment and other capital facilities, and does not include expected capital expenditures for major growth projects or enhancement capital for significant infrastructure improvements. The Company’s presentation of AISC excluding the allocated Lone Tree Plant refurbishment capital is an additional non-GAAP measure and should be read together with the accompanying cost build-up. “Cash cost per gold ounce” is a common financial performance measure in the gold mining industry but has no standard meaning under US GAAP. The Company believes that, in addition to conventional measures prepared in accordance with US GAAP, certain investors use this information to evaluate the Company’s performance and ability to generate cash flow. Cash cost figures are calculated in accordance with a standard developed by The Gold Institute. The Gold Institute ceased operations in 2002, but the standard is considered the accepted standard of reporting cash cost of production in North America. Adoption of the standard is voluntary, and the cost measures presented may not be comparable to other similarly titled measures of other companies.

For a more detailed breakdown on how these measures were calculated, please see the Tables 7 and 8.

19 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

APPENDIX

Table 1: Granite Creek Underground Project Detailed Cash Flow Model

Table continues on next page

Granite Creek Underground UNITS TOTAL LOM 2028 - 2032 (2) 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E MINING Mine Life Years 8.3 5 Refractory Ore Mined k tonnes 2,139 1,560 161.8 192.0 330.3 329.9 289.0 336.7 273.6 175.9 50.2 Refractory Ore Mined Grade g/t 7.85 7.86 7.52 7.42 7.67 7.71 8.06 7.88 8.04 8.09 9.20 Oxide Ore Mined k tonnes 33 13 7.7 11.7 4.7 3.3 2.5 2.6 0.3 - - Oxide Ore Mined Grade g/t 10.02 10.43 11.8 8.4 12.1 9.1 10.8 9.7 3.1 - - Total Ore Mined k tonnes 2,172 1,573 169.6 203.7 335.0 333.2 291.5 339.3 274.0 175.9 50.2 Daily Mining Rate tpd 724 874 465 558 918 913 799 930 751 482 137 Stockpile Used in Processing k tonnes 26 - 26.2 Stockpile Grade g/t 7.33 7.3 PROCESSING Total Material for Processing k tonnes 2,198 1,692 162 118 454 333 292 339 274 176 50 Gold Average Grade g/t Au 7.87 7.9 7.77 7.07 7.75 7.73 8.08 7.89 8.04 8.09 9.20 Contained Gold ‘000 oz Au 556.5 429 40.5 26.8 113.2 82.8 75.7 86.1 70.8 45.8 14.8 Toll Mill Processing (3rd party processing) Total Tonnes Processed k tonnes 266 - 156 110 Gold Grade g/t Au 7.33 0.00 7.59 6.96 Contained Gold ‘000 oz Au 63 - 38 25 Gold Average Recovery % 90% 0% 90% 90% Recovered Gold ‘000 oz Au 56 - 34.4 22.1 Lone Tree Autoclave Processing Total Tonnes Processed k tonnes 1,899 1,673 444 330 289 337 274 176 50 Gold Grade g/t Au 7.91 7.85 7.70 7.71 8.06 7.88 8.04 8.09 9.20 Contained Gold ‘000 oz Au 483 423 110 82 75 85 71 46 15 Gold Average Recovery % 87% 87% 87% 87% 87% 87% 87% 87% 87% Recovered Gold ‘000 oz Au 422 371 98.2 71.8 65.8 74.2 61.2 38.2 12.4 Oxide Processing (Third-party ore purchase agreement until 2028) Total Tonnes Processed k tonnes 33 19 5.6 8.1 10.4 3.3 2.5 2.6 0.3 - - Gold Grade g/t Au 10.02 9.85 12.93 8.43 10.12 9.08 10.77 9.71 3.14 - - Silver Grade g/t Ag 0.00 0.00 - - - - - - - - Contained Gold ‘000 oz Au 10.6 6.1 2.3 2.2 3.4 1.0 0.9 0.8 0.0 - - Gold Payability / Recovery % 69% 76% 60% 60% 76% 75% 74% 75% 66% - - Recovered Gold ‘000 oz Au 7.3 4.6 1.4 1.3 2.6 0.7 0.6 0.6 0.0 - - Total Tonnes Processed k tonnes 2,198 1,692 162.1 118.0 454.4 333.2 291.5 339.3 274.0 175.9 50.2 Total Gold Production(3) ‘000 oz Au 485.4 375.7 35.7 23.5 100.8 72.5 66.4 74.8 61.2 38.2 12.4 Recoverable Ag ounces remaining (BOP) REVENUE Gold Price US$/oz Au $2,750 $2,750 $2,750 $2,750 $2,750 $2,750 $2,750 $2,750 $2,750 $2,750 $2,750 Revenues (@99.75% payability) US$M $1,331 $1,031 $98 $64 $276 $199 $182 $205 $168 $105 $34 OPERATING COSTS Mining Costs (Mineralized Material incl. Backfill) Surface Op Costs Processing - Refractory / Autoclave Processing - Refractory / Third party Processing - Oxide (2028 Onwards) Transportation Power Costs G&A Total Operating Cost US$M US$M US$M US$M US$M US$M US$M US$M US$M $396 $118 $200 $68 $0.65 $36 $33 $50 $271 $77 $176 $0 $0.65 $28 $20 $30 $33.2 $40.7 $52.6 $56.9 $55.3 $57.8 $48.3 $35.4 $15.9 $7.0 $13.5 $14.9 $15.6 $15.7 $16.0 $15.2 $12.0 $7.9 - - $46.7 $34.7 $30.4 $35.4 $28.8 $18.5 $5.3 $39.7 $27.9 - - - - - - - - - $0.4 $0.1 $0.1 $0.1 $0.0 - - $1.3 $2.8 $6.0 $6.0 $5.2 $6.1 $4.9 $3.1 $0.9 $1.8 $3.3 $3.7 $4.1 $4.2 $4.2 $4.2 $4.2 $3.1 $3.2 $5.8 $5.9 $6.3 $6.2 $6.0 $6.1 $5.8 $4.5 $86.3 $93.9 $130.2 $123.6 $117.1 $125.5 $107.4 $79.0 $37.7 $901 $604 Refining Royalties & State Taxes(4) NPI4 US$M US$M US$M $2.6 $104.5 $0.0 $2.0 $80.4 $0.0 $0.2 $0.1 $0.5 $0.4 $0.4 $0.4 $0.3 $0.2 $0.1 $7.3 $4.6 $20.0 $14.4 $13.3 $18.0 $14.7 $9.2 $3.0 - - - - - - - - - Unit Costs ($/t) Mining Costs (Ore & Waste ) Surface Op Costs Processing - Refractory / Autoclave Processing - Refractory / Third party Processing - Oxide (2028 Onwards) Transportation Power Costs G&A Total US$/t mined US$/t mined US$/t milled US$/t milled US$/t milled US$/t milled US$/t milled US$/t milled US$/t milled $182 $54 $105 $254 $34.0 $16.5 $172 $49 $105 $0 $34.0 $16.6 $196 $200 $157 $171 $190 $170 $176 $201 $318 $41 $66 $45 $47 $54 $47 $55 $68 $158 - - $105 $105 $105 $105 $105 $105 $105 $254 $254 - - - - - - - - - $34 $34 $34 $34 $34 - - $8 $24 $13 $18 $18 $18 $18 $18 $18 $11 $28 $8 $12 $14 $12 $15 $24 $62 $20 $49 $13 $19 $21 $18 $22 $33 $90 $15 $23 $12 $18 $410 $357 $532 $796 $286 $371 $402 $370 $392 $449 $751

20 of 21

www.i80gold.com	PRESS RELEASE NYSE: IAUX | TSX: IAU

Notes to table above:

1.	This is a non-GAAP measure. Please see the section titled “Non-GAAP Financial Performance Measures” above.
2.

The Mineral Reserve estimate is based on the block model depleted through March 31, 2026. The associated reserve mine plan therefore begins April 1, 2026. For purposes of the economic analysis, the reserve schedule was shifted one month such that the economic model begins May 1, 2026. This timing adjustment does not change the Mineral Reserve inventory, mine plan, or scheduled quantities and does not result in double counting of production.

3.

The FS is based on a mineral reserve and resource estimate derived from drilling data 2023 through to the end of 2025 and should not be relied upon for production forecasts in 2026. The Company expects recovered gold ounces of between 30,000 to 40,000 ounces in 2026 from Granite Creek Underground.

4.

Royalties include a 10% net profit interest (NPI) to Gold Royalty Corp. and refining. The illustrative NPI interests stated herein do not include the impacts of any future open pit projects on the Property, to which the NPI interest similarly applies. Payments made under the NPI are only made after recovery by the Company of all “recoverable costs” as further described under Chapter 4 of the NI-43-101 Study.

5.	All-in Sustaining Costs presented excludes the allocation of Lone Tree autoclave refurbishment capital.

Granite Creek Underground CAPITAL EXPENDITURES UNITS TOTAL 2028. LOM 2032 202sJ21 2027Ej’ 2028E 2029E 2030E 2031E 2032E’i 2033E 2034 Lone Tree Capital Allocation US$M $49.3 $40.5 $3.0 $8.6 $8.6 $7.5 $8.7 $7.1 $4.6 $1.3 Mine Capex US$M $60.7 $30.1 S16.6 $11.8 $10.3 $6.7 $4.4 $4.4 $4.4 $2.3 Surface Capitalized Costs US$M $22.2 $3.2 $15.6 $3.4 $1.7 $0.6 $0.5 $0.3 $0.0 Closure Costs US$M $12.7 $0.0 $12.7 Tolal Capital US$M $144.9 $73.8 $322 $181 $206 $159 $124 $135 $115 $68 $140 CASH COSTS & AISC Total cash Costs (Inc. Royalties)”’ USS/oz $2,076 $1,827 $2,622 54,206 $1,496 $1,910 $1,966 $1,922 $2,002 $2,317 $3,297 All-in SustainingCosts(1ll6) All-in SustainingCosts, Excluding Lone Tree USS/oz $2,375 $2,023 $3,524 54.980 ·-·$1,701-·-·$2,129-·-·$2,154-·-·$2.102 ·-·$2,190 $2.496 $4,426 Capital Allocation °X61 CASH FLOW ANALYSIS USS/oz $2,273 $1,915 $3,524 $4,854; $1,615 $2,011 $2,041 $1,985 S2,073! $2,376 $4,322 Revenue net of Refining US$M $1,329 $1,028 $98 $64 $276 $198 $182 $205 $167 $104 $34 Royalty and NPf4l US$M ($104) ($80) ($7) {S5) ($20) ($14) ($13) ($18) ($15) ($9) ($3) OperatingCosts US$M ($901) ($604) ($86) ($94) ($130) ($124) ($117) (S125) ($107) (S79) ($38) Depreciation US$M ($145) ($57) ($1) {$5) ($8) ($10) {$12) ($13) 1$15) ($16) ($66) Net Operating Income US$M $179 $287 $3 ($40) $118 $51 540 $48 $31 $0 ($73) Income Taxes US$M ($25) ($25) ($0) {SO) ($5) (S3) ($5) ($7) ($5) ($0) ($0) Net Income US$M $153 $263 $3 ($40) $113 $47 S35 $42 $25 $0 ($73) Depreciation US$M $145 $57 $1 $5 $8 $10 $12 $13 $15 $16 $66 Working Capital US$M $0 ($7) ($5) $11 ($8) ($1) ($7) ($2) $10 ($1) $3 Operating Cash Flow US$M $298 $312 ($1) ($24) $113 $56 $40 $53 $50 $15 ($4) Capital Expenditures (incl. closure costs) US$M ($145) ($74) ($32) ($18) ($21) ($16) ($12) ($13) ($11) ($7) ($14) NET CASH FLOW’’’ US$M $153 $238 ($33) ($42) $92 $40 $28 $40 $38 $8 ($18) a

21 of 21